UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:	September 12, 2008
(Date of earliest event reported)	September 8, 2008

Multimedia Games, Inc.

(Exact name of Registrant as Specified in its Charter)

000-28318

(Commission File Number)

Texas	74-2611034
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

206 Wild Basin Rd., Bldg. B, Suite 400, Austin, Texas	78746 (Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2008, the Board of Directors (the “Board”) of Multimedia Games, Inc. (the “Company”) conducted a self-evaluation during a regular meeting of the Board. As part of its self-evaluation, the Board reviewed its committee memberships and charters. As a result of this review, the Board determined to make certain changes to its committees, including the appointment of Neil Jenkins as Chairman of the Compensation Committee, the appointment of Emanuel Pearlman as Chairman of Nominating and Governance Committee, the removal of John Winkelman from the Nominating and Governance Committee and the removal of Mr. Jenkins from the Audit Committee.

The Board also noted the discrepancy between the compensation schedule for the Compensation Committee and Nominating and Governance Committee. The Board determined that the committee compensation schedule should be equalized among all committees other than the Audit Committee and, accordingly, unanimously approved an increase in the amount of annual compensation for the members of the Compensation Committee. Effective as of October 1, 2008, the beginning of the Company’s next fiscal year, compensation for members of the Compensation Committee will be increased from $5,000 to $10,000 per year and compensation for the chairman of the Compensation Committee will be increased from $10,000 to $20,000 per year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES, INC.

Dated: September 12, 2008	By:	/s/ Randy S. Cieslewicz
Randy S. Cieslewicz Chief Financial Officer (Principal Accounting Officer)